Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Dillard’s, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Registration Nos. 333-202574, 333-181623, 333-167937, 333-164361, 333-156029, 333-147636, 333-126000, 333-89180 and 333-89128) of Dillard’s, Inc. and subsidiaries of our reports dated March 24, 2015, with respect to the consolidated balance sheets of Dillard’s, Inc. and subsidiaries as of January 31, 2015 and February 1, 2014, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 31, 2015, the effectiveness of internal control over financial reporting as of January 31, 2015, which reports appear in the January 31, 2015 annual report on Form 10-K of Dillard’s, Inc.
/s/ KPMG LLP
Dallas, Texas
March 24, 2015